Exhibit 3

POWER OF ATTORNEY

Know all men by these presents that Perfect Will Holdings Limited does hereby make, constitute and appoint Qi Ji or any other person acting at the direction of him, as a true and lawful attorney-in-fact of the undersigned with full powers of substitution and revocation, for and in the name, place and stead of the undersigned to execute and deliver such forms as may be required to be filed from time to time with the Securities and Exchange Commission with respect to: Sections 13(d) of the Securities Exchange Act of 1934, as amended (the “Act”), including without limitation, Schedule 13D, Schedule 13G and any and all amendments thereto. In evidence thereof, the undersigned, being duly authorized, hereby execute this Power of Attorney as of September 2, 2011.

PERFECT WILL HOLDINGS LIMITED

By:	/s/ Authorized Signatories
Authorized Signatories, for and on behalf of Shenton Management Ltd. as Director of Perfect Will Holdings Limited